EXHIBIT 99.1

Psychemedics Announces 1Q Record Revenues and Dividend Increase of 20%

ACTON, Mass., April 24, 2018 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ:PMD) today announced first quarter financial results for the period ended March 31, 2018.  The Company also announced a quarterly dividend of $0.18 per share payable to shareholders of record as of May 8, 2018, to be paid on May 18, 2018.  This will be the Company’s 87th consecutive quarterly dividend.

The Company’s revenue for the quarter ended March 31, 2018 was $10.9 million versus $10.2 million for the quarter ended March 31, 2017, an increase of 7%.  Net income for the quarter ended March 31, 2018 was $1.3 million or $0.23 per diluted share, versus $1.5 million or $0.27 per diluted share, for the comparable period last year, a decrease of 17%.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

"First Quarter revenues were a record for any 1Q in the Company's history.  Our domestic revenues showed a very healthy pick up, increasing 13%.  We saw significant strength in our Transportation, Oil and Gas, and Distributor market segments.  Our Brazil business remains healthy and we continue to have a strong market share in the Brazil market, which represents a very large opportunity for our Company.

"Earnings continue to be healthy but were negatively impacted by increased auditing and accounting fees required by our becoming an accelerated filer and added sales taxes and expenses associated with establishing and operating our Brazil subsidiary (which was not in place in 1Q 2017 but represents an important long-term factor).  Nonetheless, we still showed an 18% pre-tax margin.

"While the Company’s tax rate had a small increase from 33% to 35%, this reflects the inclusion of Brazilian income taxes (not present in Q1 2017), partially offset by a reduction in the U.S. federal income tax rate.

"We are encouraged by the continuing strength and momentum in our domestic business and also look forward to the expansion of the Brazil market this September when professional drivers are required to renew their licenses every 2 1/2 years instead of the current 5 years.  This is expansion by law and would virtually double the market size as it unfolds.

“The Company’s balance sheet remains strong with $8.3 million in cash and $10.4 million of working capital.  The total equipment financing obligation outstanding was $3.1 million as of March 31, 2018.  Our directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow.  Therefore, we are pleased to increase the quarterly dividend from $0.15 to $0.18 per share, an increase of 20%. This dividend represents our 87th consecutive quarterly dividend.”

Contact:
Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com.

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995:  From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties.  In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, cash flows, dividends, future business, growth opportunities, profitability, pricing, new accounts, customer base, market share, test volume, sales and marketing strategies, U.S. and foreign drug testing laws and regulations and the enforcement of such laws and regulations, required investments in plant, equipment and people and new test development) may be "forward looking" statements.  Actual results may differ from those stated in any forward-looking statements.  Factors that may cause such differences include but are not limited to risks associated with the development of markets for new products and services offered, costs of capacity expansion, U.S. and foreign government regulation, including but not limited to FDA regulations, Brazilian laws and regulations, proposed laws and regulations, currency risks, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s  ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform,  risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s  ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.  The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

Psychemedics Corporation
Consolidated Statements of Income
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended
	March 31,
	2018	2017

Revenues	$10,935	$10,209
Cost of revenues	5,580	4,893

Gross profit	5,355	5,316

Operating Expenses:
General & administrative	1,851	1,475
Marketing & selling	1,239	1,243
Research & development	359	330

Total Operating Expenses	3,449	3,048

Operating income	1,906	2,268
Other income (expense)	32	(22)

Net income before provision for income taxes	1,938	2,246

Provision for income taxes	687	746

Net income	$1,251	$1,500

Diluted net income per share	$0.23	$0.27

Dividends declared per share	$0.18	$0.15

Psychemedics Corporation
Consolidated Balance Sheets
(in thousands, except par value)
(UNAUDITED)

	March 31,	December 31,
	2018	2017

ASSETS
Current Assets:
Cash and cash equivalents	$8,284	$8,165
Accounts receivable, net of allowance for doubtful accounts
of $69 in 2018 and $64 in 2017	6,062	4,488
Prepaid expenses and other current assets	1,197	1,212
Total Current Assets	15,543	13,865

Fixed Assets, net of accumulated amortization and depreciation
of $12,414 in 2018 and $11,670 in 2017	11,289	11,811
Other assets	897	832

Total Assets	$27,729	$26,508

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$327	$398
Accrued expenses	3,888	2,870
Current portion of long-term debt	957	957

Total Current Liabilities	5,172	4,225

Long-term debt	2,181	2,420
Deferred tax liabilities, long-term	1,205	1,243
Total Liabilities	8,558	7,888

Shareholders' Equity:
Preferred stock, $0.005 par value, 873 shares authorized,
no shares issued or outstanding	--	--
Common stock, $0.005 par value; 50,000 shares authorized
6,160 shares issued in 2018 and 2017	31	31
Accumulated other comprehensive loss	(250)	(238)
Additional paid-in capital	31,157	31,022
Accumulated deficit	(1,685)	(2,113)
Less - Treasury stock, at cost, 668 shares	(10,082)	(10,082)

Total Shareholders' Equity	19,171	18,620

Total Liabilities and Shareholders' Equity	$27,729	$26,508